                                                               EXHIBIT 3(a)(ii)




                           CERTIFICATE OF DESIGNATION

                                       OF

                       [    ]% NONCUMULATIVE EXCHANGEABLE
                           PREFERRED STOCK, SERIES A

                                       OF

                          FRANKLIN FINANCE CORPORATION

                       Pursuant to Section 302(4) of the
                       Michigan Business Corporation Act

         Franklin Finance Corporation, a corporation organized and existing under the laws of the State of Michigan (the "Corporation"), HEREBY CERTIFIES that the following resolution was duly adopted by the Board of Directors of the
Corporation on [         ], 1997, pursuant to authority conferred upon the
Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation which authorizes the issuance of up to [
] shares of preferred stock, $10.00 par value per share (the "Preferred
Stock"):

RESOLVED that the issue of [         ] shares of [   ]% Noncumulative
Exchangeable Preferred Stock, Series A, $10.00 par value, of the Corporation is hereby authorized and the designation, preferences, relative, participating, optional and other special rights, and qualifications, or restrictions of all [ ] shares of this Series, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation are hereby fixed as follows:


         1.      Designation. The designation of this Series shall be [   ]%
Noncumulative Exchangeable Preferred Stock, Series A (hereinafter referred to as this "Series"), and the number of shares constituting this Series shall be [ ]. Shares of this Series shall have a liquidation preference of $10.00 per share. The number of authorized shares of this Series may be reduced by further resolution duly adopted by the Board of Directors of the Corporation or a duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the Business Corporation Act ("Act") of the State of Michigan stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased.

         2.      Dividends.

         (a) For each quarterly dividend period (a "Dividend Period") dividends payable on each share of this Series shall be
                 payable at a rate of [   ]% per annum of the liquidation
                 preference per share divided by four. Each Dividend Period shall commence on the January 1, April 1, July 1 and October 1 following the last day of the preceding Dividend Period and shall end on and include the day next preceding the first day of the next Dividend Period. Dividends are noncumulative and shall be payable, when, as, and if, declared by the Board of Directors or by a duly authorized committee thereof, on March 31, June 30, September 30 and December 31 of each year, commencing on [December 31], 1997. Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or by a duly authorized committee thereof.

         (b) Dividends payable on this Series for any Dividend Period less than a full Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period.

         (c) Dividends shall be noncumulative. If the Board of Directors of the Corporation fails to declare a dividend on the Preferred Stock for a Dividend Period, then holders of the Preferred Stock will have no right to receive a dividend for that Dividend Period, and the Corporation will have no obligation to pay a dividend for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to either the Preferred Stock or the common stock, par value $300.00 per share, of the Corporation (the "Common Stock").

         (d) If full dividends on the Preferred Stock for any Dividend Period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Preferred Stock as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Preferred Stock as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Preferred Stock as to dividends and amounts upon liquidation), until such time as dividends on all outstanding Preferred Stock have been (i) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for three consecutive dividend periods and (ii) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive Dividend Period. Notwithstanding the above, nothing in this subparagraph shall prevent the Corporation from treating an amount consented to by the holder of the Common Stock under the provisions of section 565 of the Internal Revenue Code of 1986, as amended (the "Code"), as a dividend for purposes of the dividends paid deduction under section 561 of the Code.

         (e) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Preferred Stock and the shares of any other series of capital stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon the Preferred Stock and any other series of capital stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for the then-current Dividend Period, per share on the Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on such other series of capital stock bear to each other.

         (f) Holders of the Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock which may be in arrears.

         3.      Redemption.

         (a)     The shares of this Series are not redeemable prior to [
                 ], 2002, except upon the occurrence of a Tax Event (as defined in paragraph (b) below). The Corporation, at its option, may redeem shares of this Series, as a whole or in part, at any time or from time to time, on or after [
                 ], 2002, at a redemption price of $10.00 per share, plus the accrued and unpaid dividends for the most recent quarter thereon to the date fixed for redemption.

         (b) The Corporation will have the right, at any time upon the occurrence of a Tax Event and with the prior written approval of the OCC, to redeem the shares of this Series, in whole, but not in part, at a redemption price of $10.00 per share, plus the accrued and unpaid dividends for the most recent quarter to the date fixed for redemption. "Tax Event" means the receipt by the Corporation of an opinion of a nationally recognized law or accounting firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the shares of this Series, there is more than an insubstantial risk that (a) dividends paid or to be paid by the Corporation with respect to the Common Stock and Preferred Stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes or (b) the Corporation is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         (c) In the event that fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors of the Corporation or a duly authorized committee thereof and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of the Corporation or such duly authorized committee thereof or by any other method as may be determined by the Board of Directors of the Corporation or such duly authorized committee thereof in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of the Nasdaq System or other exchange on which this Series is listed.

         (d) In the event the Corporation shall redeem shares of this Series, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 or more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that quarterly dividends on the shares to be redeemed will cease to accrue on the redemption date.

         (e) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) quarterly dividends on the shares of this Series so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease.

                 Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation or a duly authorized committee thereof shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         (f) Any shares of this Series which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation or a duly authorized committee thereof.

         (g) Notwithstanding the foregoing provisions of this Section 3, unless full dividends on the Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the then-current Dividend Period, no shares of this Series shall be redeemed unless all outstanding shares of this Series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of this Series.

         4.      Automatic Exchange.

         (a) Subject to the terms and conditions of this Section 4, each share of Preferred Stock will be exchanged automatically (the
                 "Automatic Exchange") for one share of [   ]% Noncumulative
                 Preferred Stock, Series A, $10.00 par value per share (a "Bank Preferred Share"), of Franklin Bank, N.A. (the "Bank"). The issuance of the Bank Preferred Shares has been duly authorized by the board of directors of the Bank. Prior to or contemporaneously with the filing of this Certificate of Designation with the Michigan Department of Consumer and Industry Services, the Bank shall file with the OCC a Certificate of Designation establishing the Bank Preferred Shares. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Bank Preferred Shares shall be substantially identical to the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Preferred Stock established by this Certificate of Designation.

         (b) The Automatic Exchange will occur only if the appropriate regulatory agency directs in writing (a "Directive") an exchange of the Preferred Stock for Bank

                 Preferred Shares because (i) the Bank becomes
                 "undercapitalized" under prompt corrective action regulations,
                 (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate regulatory agency, in its sole discretion, anticipates the Bank's becoming "undercapitalized" in the near term (the "Exchange Event").

         (c) Upon the Exchange Event, each holder of the Preferred Stock shall be unconditionally obligated to surrender to the Bank the certificates representing each share of the Preferred Stock of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each share of Preferred Stock a certificate representing one Bank Preferred Share.

         (d) The Automatic Exchange shall occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with the Directive (the "Time of Exchange"), as evidenced by the issuance by the Bank of a press release. As of the Time of Exchange, all of the Preferred Stock required to be exchanged will be deemed canceled without any further action by the Corporation, all rights of the holders of the Preferred Stock as stockholders of the Corporation shall cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares. Notice of the occurrence of the Exchange Event shall be given by first-class mail, postage prepaid, mailed within 30 days of such event, to each holder of record of the Preferred Stock, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall indicate the place or places where certificates for the Preferred Stock are to be surrendered by the holders thereof, and the Bank shall deliver to each such holder certificates for Bank Preferred Shares upon surrender of certificates for the Preferred Stock. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the Preferred Stock shall be deemed for all purposes to represent Bank Preferred Shares.

         (e) Any Preferred Stock purchased or redeemed by the Corporation in accordance with Section 3 hereof prior to the Time of Exchange shall not be deemed outstanding and shall not be subject to the Automatic Exchange. In the event of the Automatic Exchange, any accrued and unpaid dividends for the most recent quarter on the Preferred Stock as of the Time of Exchange would be deemed to be accrued and unpaid dividends on the Bank Preferred Shares.

         5. Conversion. The holders of shares of this Series shall not have any rights to convert such shares into shares of any other class or series of capital stock of the Corporation.

         6.      Liquidation Rights.

         (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the shares of this Series shall be entitled to be paid or have funds set aside for such payment out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to this Series upon liquidation, the amount of $10.00 per share, plus accrued and unpaid dividends for the most recent quarter thereon.

         (b) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section 6, the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

         (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the stated value of the shares of this Series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of this Series are not paid in full, the holders of the shares of this Series and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they are entitled.

         (d) Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

         (e) Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 6 before any payment shall be made to the holder of any class of capital stock of the Corporation ranking junior to this Series upon liquidation.

         7. Ranking. For purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

         (a) prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series;

         (b) on a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

         (c) junior to shares of this Series, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

         8. Voting Rights. The shares of this Series shall not have any voting powers either general or special, except that:

         (a) If at the time of any annual meeting of the Corporation's stockholders for the election of directors there is a default in preference dividends on the Preferred Stock, the number of directors constituting the Board of Directors of the Corporation shall be increased by two (if not already increased by two due to a default in preference dividends), and the holders of the Preferred Stock of all series (whether or not the holders of such series of Preferred Stock would be entitled to vote for the election of directors if such default in preference dividends did not exist), shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two additional directors of the Corporation to fill such newly created directorships. Each director elected by the holders of shares of the Preferred Stock (a "Preferred Director") shall continue to serve as such director until the later of: (i) the full term for which he shall have been elected or (ii) the payment of four consecutive quarterly dividends on the Preferred Stock. So long as a default in any preference dividends on the Preferred Stock shall exist, any vacancy in the office of a Preferred Director may be filled by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors constituting the Board of Directors shall be reduced by two. For the purposes hereof, a "default in preference dividends" on the Preferred Stock shall be deemed to have occurred whenever the Corporation has failed to pay or declare and set aside for payment a quarterly dividend during any of the four preceding quarterly dividend periods on all shares of Preferred Stock of any series then outstanding; and

         (b) Without the consent of the holders of shares entitled to cast at least 66-2/3% of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting together as a single class without regard to series, the holders of shares of this series being entitled to cast one vote per share thereon, the Corporation may not:

                 (i) create any class or series of stock which shall have preference as to dividends or distribution of assets over any outstanding series of Preferred Stock other than a series which shall not have any right to object to such creation; or

                 (ii) alter or change the provisions of the Corporation's Restated Certificate of Incorporation (including this Certification of Designation) so as to adversely affect the voting powers, preferences or special rights of the holders of Preferred Stock; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of Preferred Stock at the time outstanding, consent of the holders of shares entitled to cast at least 66-2/3% of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting together as a single class, shall be required in lieu of the consent of the holders of shares entitled to cast at least 66-2/3% of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock at the time outstanding.

         9.      Approval of Independent Directors.

         (a) For so long as any shares of this Series are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent Directors. "Independent Director" means any director of the Corporation who is either (i) not a current director (except a Preferred Director), officer or employee of the Corporation, the Bank or any affiliate of the Bank; (ii) the owner of not more than one percent of the outstanding common stock of the Bank; or (iii) a Preferred Director. The actions which require the prior approval of a majority of the Independent Directors include:

                 (i) the issuance of a series of Preferred Stock on a parity with the shares of this Series;

                 (ii) the incurrence of debt for borrowed money in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of any Preferred Stock and Common Stock;

                 (iii) the modification of the general distribution policy or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the shares of this Series and on the Common Stock would exceed an amount equal to the sum of 105% of the Corporation's "REIT taxable income" (excluding capital gains) for such year plus net capital gains of the Corporation for that year;

                 (iv) the acquisition of real estate assets other than mortgage loans or mortgage securities representing interests in or obligations backed by pools of mortgage loans that (A) qualify as real estate assets under Section 856(c)(6)(B) of the Code, (B) are rated investment grade or better by at least one nationally recognized independent rating organization, (C) are not interest-only, principal-only or high-risk securities and (D) represent interests in or obligations backed by pools of mortgage loans;

                 (v)      the redemption of any shares of Common Stock;

                 (vi) the termination or material modification of, or election not to renew, the Advisory Agreement, dated [ ], 1997, between the Corporation and the Bank or any servicing agreement entered into in connection with the purchase of mortgage loans, the subcontracting of any duties under the Advisory Agreement or any servicing agreement to persons who are not affiliates of the Bank;

                 (vii)    any dissolution, liquidation or termination of the
                          Corporation prior to [               ], 2002;

                 (viii) any material amendment to or modification of any agreements pursuant to which the Corporation purchases its real estate mortgage assets; and

                 (ix) the determination to revoke the Corporation's status as a real estate investment trust ("REIT").

         (b) In assessing the benefits to the Corporation of any proposed action requiring their consent, the Independent Directors shall take into account the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of shares of this Series. In considering the interests of the holders of the Preferred Stock, including without limitation holders of shares of this Series, the Independent Directors shall owe the same duties which the Independent Directors owe to holders of Common Stock.

         10. Status as a Reporting Company. For so long as any shares of this Series are outstanding, the Corporation shall comply with the reporting requirements of the Securities Exchange Act of 1934, as amended.

         IN WITNESS WHEREOF, Franklin Finance Corporation has caused this
Certificate to be signed by [                        ], its Secretary, this [
] day of [                  ], 1997.


                                          FRANKLIN FINANCE CORPORATION



                                          By:
                                             -----------------------------------
                                                   [               ], Secretary